UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2006

LAKE AREA CORN PROCESSORS, LLC

(Exact name of small business issuer as specified in its charter)

South Dakota	0-50254	46-0460790
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

46269 SD Highway 34
P.O. Box 100
Wentworth, South Dakota 57075
(Address of principal executive offices)

(605) 483-2676
(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

The following disclosures are made in compliance with both (i) Item 1.01 Entry into a Material Definitive Agreement; and (ii) Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

On June 30, 2006, we executed an Assignment Agreement with members of the Broin family for the purchase of all of the outstanding minority interest in Dakota Ethanol, LLC, a South Dakota limited liability company. Dakota Ethanol owns and operates an ethanol plant located near Wentworth, South Dakota that has a nameplate production capacity of 40 million gallons of ethanol per year. The purchase transaction closed on June 30, 2006. We now own and operate Dakota Ethanol, LLC as our wholly-owned subsidiary. We paid to the Broins a purchase price of $17,116,000 plus an amount representing the Broins’ share of estimated net income through June 30, 2006, which will be finalized within thirty (30) calendar days of closing. Upon finalization, the purchase price will be adjusted to account for actual net income through June 30, 2006. If the actual net income exceeds the estimated net income used for closing, we will pay to the Broins the additional amounts that would have been paid if the actual net income had been used at closing in lieu of the estimated net income. If the actual net income is less than the estimated net income used for closing, then the Broins shall return to us all amounts they received in excess of what they would have received if the actual net income had been used at closing in lieu of the estimated net income.

In order to fund our buyout of the minority interest, we entered into a credit facility of $19,100,000 with our senior lender, First National Bank of Omaha. The credit facility is a 120 day term note with a principal balance of $19,100,000 accruing interest at a variable rate based on the Bank’s base rate as published from time to time as its national base rate. During the term of the note, we will make interest only payments on a monthly basis. The payments comment on July 30, 2006. The principal balance and any outstanding accrued interest under the note is due upon the earlier of (i) our resale of the capital units purchased from the minority interest owners; or (ii) expiration of the note which is October 28, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAKE AREA CORN PROCESSORS, LLC

July 7, 2006	/s/ Douglas Van Duyn
Date	Douglas Van Duyn, Chief Executive Officer